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                                                                    EXHIBIT 99.1



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[UNION TEXAS PETROLEUM LOGO]                                NEWS RELEASE

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            UNION TEXAS PETROLEUM REPORTS 1998 FIRST QUARTER RESULTS

               SHARPLY LOWER PRICES AFFECT FIRST QUARTER EARNINGS

Contact: Carol Cox
         713-968-2714

         Houston, April 23, 1998 -- Union Texas Petroleum Holdings, Inc. (NYSE:
UTH) today reported 1998 first quarter diluted earnings of 9 cents per share, compared to 74 cents per share in 1997's corresponding period, resulting from $8 million in net income applicable to common stockholders for 1998's first three months, down from $64 million a year ago. Sales and operating revenues for 1998's first quarter totaled $190 million, versus $282 million in 1997's same period.

         Union Texas attributed the decline in 1998's first quarter earnings to a sharp fall in prices from 1997's corresponding period. Commenting on the company's performance, Chairman and CEO John Whitmire said, "Union Texas has been significantly affected by the decrease in oil prices, which in March were at their lowest level for the past 10 years. For the first quarter of 1998, our average sales price for oil worldwide, excluding our operating service fee for activities in Venezuela, dropped to $13.13 per barrel, versus $19.45 in 1997's same period. We also experienced lower sales prices for liquefied natural gas
(LNG) and ethylene in the first three months of 1998 from 1997's first quarter. In addition, our 1998 first quarter results reflected higher exploration expenses, lower natural gas sales volumes in the U.K. North Sea and an anticipated decrease in LNG sales volumes in Indonesia."

         During the first quarter of 1998, Union Texas' worldwide oil sales volumes rose by 11% over the same period a year ago, primarily as a result of the company's operations at the DZO unit in western Venezuela beginning in early February 1998. The company also benefited from higher gas volumes in Pakistan during the first quarter of 1998 versus year-ago levels.

         In the U.K. North Sea, gas sales volumes fell 76% in 1998's first three months from the same period in 1997 due primarily to lower gas sales volumes from the Sean fields. In Indonesia, LNG sales volumes were down 9% in 1998's first quarter from year-ago levels, due mainly to an anticipated decline in the company's participation share in LNG volumes delivered.



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         At its petrochemical operations in Louisiana, Union Texas' ethylene sales volumes increased from 105 million pounds in 1997's first quarter to 113 million pounds in 1998's first three months. Ethylene margins for 1998's first quarter averaged about 6 cents per pound, down from 8 cents a year ago due primarily to lower ethylene sales prices.

SUCCESSFUL 1998 WINTER DRILLING IN ALASKA

         During the 1998 winter drilling season, Union Texas and its co-venturers at the Alpine oil field on Alaska's North Slope drilled three successful wells, including two horizontal wells and one extension well. As a result of the successful drilling activity during the 1998 winter season, Union Texas said that it expects to record an additional 10 million barrels in proved undeveloped oil reserves at Alpine. The additional reserves are anticipated to boost Union Texas' share of proved undeveloped reserves at Alpine from 32 million barrels at the end of 1997 to approximately 42 million barrels at year-end 1998. A subsidiary of Union Texas has a 22% working interest in Alpine, which is expected to begin production in the first half of 2000 at an initial rate of 40,000 gross barrels of oil a day, building to a peak production rate of 70,000 gross barrels a day in 2001.

VENEZUELA OPERATIONS

         A key event for Union Texas during the first quarter of 1998 was the acquisition of a company that holds a 100% interest in the DZO operating service contract with PDVSA Petroleo y Gas, S.A. The DZO unit is located in western Venezuela near Lake Maracaibo and currently is producing at a peak rate of 26,540 barrels of oil a day. Pursuant to the operating service contract, the company receives certain fees that are based on a predetermined formula for each barrel of crude oil produced. The average fee received in the first quarter of 1998 was $4.37 per barrel. In February 1998, Union Texas recorded 114 million barrels of proved oil reserves for the DZO unit.

1998 CAPITAL SPENDING

         In light of the current low oil price environment, Union Texas expects its 1998 capital spending to be about 15% below its original budget of approximately $413 million.

FINANCING ACTIVITIES

         During the first four months of 1998, Union Texas initiated several steps to improve its credit quality and liquidity. The company replaced bank debt by issuing 1.75 million shares of 7.14% cumulative preferred stock, which is not convertible into or exchangeable for any other property or securities of the company; net proceeds to the company were approximately $171.3 million. Union Texas also refinanced short-term bank debt with a $150 million issue of 7.0% MAndatory Putable/remarketable Securities (MAPS(SM)) due 2038, which are subject to mandatory tender on April 15, 2008. After issuance of the preferred stock and MAPS, Union Texas' available bank credit increased to $521 million as of April 15, 1998, up from $214 million as of February 20, 1998.

         "Union Texas took advantage of current low interest rates to lock in long-term rates with the preferred stock and MAPS offerings. Today we have significant liquidity and financial flexibility which strengthen our financial position during this difficult environment of reduced oil prices," said Whitmire.



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ANNUAL WORLDWIDE PRODUCTION EXPECTED TO DOUBLE BY 2002

         In February 1998, Union Texas announced that it expects to double its annual oil and gas production over the next five years, with significant growth coming from the successful development of its operations in Venezuela, the U.K. North Sea and Alaska. By 2002, the company anticipates that its annual worldwide production will reach 90 million barrels of oil equivalent, more than twice its 1997 production of 44 million barrels of oil equivalent. During 1998, Union Texas expects to produce about 53 million barrels of oil equivalent, a 20% increase from 1997.

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia, Venezuela, Pakistan and other strategic areas. The company has petrochemical operations in Louisiana.

         This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, exploration, development, operational and implementation risks, successful and timely integration of projects, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially.

         Comparative financial highlights follow (amounts in millions, except per share data):

                                                                  THREE MONTHS ENDED MARCH 31,
                                                                  ----------------------------
                                                                         1998        1997
                                                                         ----        ----
Net income applicable to common
       stockholders .................................................  $     8     $    64
Earnings per share(a)  ..............................................  $   .09     $   .74
Sales and operating revenues ........................................  $   190     $   282
Average common shares outstanding
       including potential common shares ............................     85.5        86.2

Additional financial and operating information appears on the attached pages.



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                              UNION TEXAS PETROLEUM
                                FINANCIAL SUMMARY

                  (amounts in millions, except per share data)


                                                   FIRST QUARTER
                                                   -------------
                                                  1998       1997
                                                 ------     ------
Sales and operating revenues                     $ 190      $ 282

Net income applicable to common stockholders     $   8      $  64
  Major operations (b)
       Indonesia                                 $  20      $  36
       U.K. North Sea                            $  16      $  38
       Venezuela(c)                              $  (1)        --
       Pakistan                                  $   5      $   9
       Petrochemicals                            $   2      $   1

Earnings per share of
  common stock (a)                               $ .09      $ .74

Discretionary cash flow (d)                      $  91      $ 131
  Major operations (b)
       Indonesia                                 $  36      $  49
       U.K. North Sea                            $  55      $  77
       Venezuela(c)                                 --         --
       Pakistan                                  $  11      $  14
       Petrochemicals                            $   5      $   3

Average common shares outstanding
       including potential common shares          85.5       86.2



See footnotes on page 7.



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                              UNION TEXAS PETROLEUM
                       DISCRETIONARY CASH FLOW SUMMARY (d)
                              (amounts in millions)

                                        FIRST QUARTER
                                        -------------
                                       1998       1997
                                       ----       ----
Net income to common stockholders     $   8      $  64
Less: Equity partnership
      income                          $  (3)     $  (8)
Add:  DD&A                            $  55      $  59
      Deferred taxes                     --      $  (6)
      Exploration expenses            $  23      $  10
      Equity DCF (e)                  $   8      $  12

Discretionary cash flow               $  91      $ 131

See footnotes on page 7.

                              OPERATING SUMMARY (f)

                                              FIRST QUARTER
                                         -----------------------
                                            1998          1997
                                         ---------     ---------
Net crude oil sales (MBBLS/D)
      U.K. North Sea                            40            47
      Venezuela(c)                              24            --
      Indonesia                                  6             6
      Pakistan                                   6             7

Average crude oil prices (per BBL)
      U.K. North Sea                     $   12.32     $   19.17
      Venezuela(c)                       $    4.37            --
      Indonesia                          $   18.63     $   21.79
      Pakistan                           $   12.76     $   19.15

Net natural gas sales (MMCF/D)
      Indonesian LNG                           177           194
      U.K. North Sea                            19            79
      Pakistan                                  47            38

Average natural gas prices (per MCF)
      Indonesian LNG                     $    2.96     $    4.02
      U.K. North Sea (g)                 $    2.85     $    3.00
      Pakistan                           $    1.61     $    1.71

Ethylene (per LB)
      Sales price                        $     .19     $     .25
      Margins                            $     .06     $     .08
      Sales volumes (MLBS/D)(h)              1,256         1,168

See footnotes on page 7.



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                              UNION TEXAS PETROLEUM
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                            FIRST QUARTER
                                            -------------
                                            1998     1997
                                            ----     ----
Revenues:
   Sales and operating revenues             $190     $282
   Interest income and other revenue           1        2
   Net earnings of equity investees            3        8
                                            ----     ----
Total revenues                               194      292
Costs and other deductions:
   Product costs and operating expenses       74       81
   Exploration expenses                       23       10
   Depreciation, depletion and
      amortization                            55       59
   Selling, general and administrative
      expenses                                 6        5
   Interest expense(i)                         1        4
                                            ----     ----
Income before taxes                           35      133
Income taxes                                  26       69
                                            ----     ----
Net income                                  $  9     $ 64
   Less:  preferred dividends                  1       --
                                            ----     ----
   Net income applicable to common
      stockholders                          $  8     $ 64
                                            ====     ====
Earnings per share of common stock(a)       $.09     $.74
                                            ====     ====
Dividends per share of common stock         $.05     $.05
                                            ====     ====
Weighted average number of shares
   outstanding, including potential
   common shares                            85.5     86.2
                                            ====     ====

See footnotes on page 7.




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                           SELECTED BALANCE SHEET DATA
                              (AMOUNTS IN MILLIONS)


                                                  MARCH 31, 1998                December 31, 1997
                                                  --------------                -----------------
Total assets                                       $     2,292                     $    2,022
Long-term debt                                     $       720                     $      626
Shareholders' equity                               $       851                     $      669

                                    FOOTNOTES

(a) The amounts shown for earnings per share are diluted amounts. Basic earnings per share are $.09 and $.74 for the first quarter of 1998 and 1997, respectively.

(b)      Excludes corporate items and other worldwide exploration ventures.

(c) Reflects an operating service fee for an interest in an operating service contract acquired in February 1998. Reflects 56 days of production in the first quarter of 1998.

(d) Discretionary cash flow (DCF) is net income (less equity income) excluding depreciation, deferred taxes, and exploration expenses, plus the company's estimated share of discretionary cash flow from its equity interests.

(e) Equity DCF reflects the company's estimated share of discretionary cash flow primarily from its equity interest in the Unimar partnership.

(f)      Excludes the Unimar equity partnership.

(g) Excludes capacity charge of $20 million and $19 million in the first quarter of 1998 and 1997, respectively, from the North and South Sean gas fields in the U.K. North Sea.

(h) Represents Union Texas' 41.67% net interest in the jointly-owned Geismar ethylene plant in Louisiana.

(i) Interest expense is net of amounts capitalized of $14 million and $8 million in the first quarter of 1998 and 1997, respectively.

For additional information, contact:
Carol Cox, media           John Zimmerman, analysts and investors
713-968-2714               713-968-2740